Exhibit 99

Meridian Interstate Bancorp, Inc. Reports Net Income for the First Quarter Ended March 31, 2012

Contact: Richard J. Gavegnano, Chairman and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (April 24, 2012): Meridian Interstate Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), which also operates under the name Mt. Washington Bank, a Division of East Boston Savings Bank (“Mt. Washington”), announced net income of $2.2 million, or $0.10 per share (basic and diluted), for the quarter ended March 31, 2012, compared to $3.2 million, or $0.15 per share (basic and diluted), for the quarter ended March 31, 2011. The Company’s return on average assets was 0.43% for the quarter ended March 31, 2012 compared to 0.69% for the quarter ended March 31, 2011. For the quarter ended March 31, 2012, the Company’s return on average equity was 3.83% compared to 5.89% for the quarter ended March 31, 2011.

Richard J. Gavegnano, Chairman and Chief Executive Officer, said, “I am pleased to report net income of $2.2 million, or $0.10 per share, for the first quarter of 2012. Following last year’s emphasis on expansion of capacity in real estate and business lending, core deposit funding, and other business and support functions, the Bank has grown to over $2 billion in assets, driven by first quarter net loan growth of $70 million while our non-performing assets have declined by 10%. Our deposits also grew $41 million, reflecting strong growth in core deposits, while our quarterly net interest margin rose to 3.42% for the first quarter. We opened our new Cambridge branch of East Boston Savings Bank in February as we continue our ongoing consideration of additional locations for new branches and lending expansion opportunities in the metropolitan Boston area.”

Net interest income increased $1.3 million, or 8.9%, to $15.9 million for the quarter ended March 31, 2012 from $14.5 million for the quarter ended March 31, 2011. The net interest rate spread and net interest margin were 3.26% and 3.42%, respectively, for the quarter ended March 31, 2012, compared to 3.22% and 3.40%, respectively, for the quarter ended March 31, 2011. The increase in net interest income was due primarily to loan growth along with declines in the cost of funds for the quarter ended March 31, 2012 compared to the quarter ended March 31, 2011.

The average balance of the Company’s loan portfolio increased $195.8 million, or 16.4%, to $1.390 billion, which was partially offset by a decline in the yield on loans of 41 basis points to 5.21% for the quarter ended March 31, 2012 compared to the quarter ended March 31, 2011. The Company’s total cost of deposits declined 26 basis points to 1.00%, which was partially offset by an increase in the average balance of total deposits of $143.6 million, or 9.7%, to $1.617 billion for the quarter ended March 31, 2012 compared to the quarter ended March 31, 2011. The Company’s yield on interest-earning assets declined 22 basis points to 4.46% for the quarter ended March 31, 2012 compared to 4.68% for the quarter ended March 31, 2011, while the cost of funds declined 26 basis points to 1.10% for the quarter ended March 31, 2012 compared to 1.36% for the quarter ended March 31, 2011.

The Company’s provision for loan losses was $1.3 million for the quarter ended March 31, 2012 compared to $342,000 for the quarter ended March 31, 2011. The increases in the provision for loan losses were based primarily on management’s assessment of loan portfolio growth and composition changes, an ongoing evaluation of credit quality and current economic conditions. The allowance for loan losses was $14.1 million or 0.99% of total loans outstanding at March 31, 2012, compared to $13.1 million or 0.96% of total loans outstanding at December 31, 2011.

Non-performing loans declined $5.1 million to $48.6 million, or 3.41% of total loans outstanding at March 31, 2012, from $53.7 million, or 3.97% of total loans outstanding at December 31, 2011. Non-performing assets declined $5.9 million to $51.6 million, or 2.54% of total assets, at March 31, 2012, from $57.5 million, or 2.91% of total assets, at December 31, 2011. Non-performing assets at March 31, 2012 were comprised of $19.3 million of construction loans, $9.4 million of commercial real estate loans, $16.1 million of one- to four-family mortgage loans, $1.5 million of multi-family mortgage loans, $1.8 million of home equity loans, $489,000 of commercial business loans and foreclosed real estate of $3.0 million. Non-performing assets at March 31, 2012 included $18.3 million of assets acquired in the January 2010 Mt. Washington Co-operative Bank merger, comprised of $16.9 million of non-performing loans and $1.3 million of foreclosed real estate. In April 2012, a construction loan for $9.4 million and two commercial real estate loans totaling $1.1 million were restored to performing status, resulting in an additional reduction to non-performing loans of $10.5 million that will be reflected in the second quarter of 2012.

Mr. Gavegnano said, “We significantly reduced our levels of non-performing assets since the end of last year. We expect that progress to continue in the coming months.”

Non-interest income increased $363,000, or 10.3%, to $3.9 million for the quarter ended March 31, 2012 from $3.5 million for the quarter ended March 31, 2011, primarily due to increases of $281,000 in customer service fees, $189,000 in mortgage banking gains, net, and $216,000 in gain on sales of securities, net, partially offset by a decrease of $242,000 in equity income from the Company’s Hampshire First Bank affiliate. As announced in November 2011, Hampshire First Bank, which is 43% owned by the Company, entered into an Agreement and Plan of Merger with NBT Bancorp, Inc. and NBT Bank, N.A. The merger is expected to be completed in June 2012.

Non-interest expense increased $2.6 million, or 20.8%, to $15.3 million for the quarter ended March 31, 2012 from $12.6 million for the quarter ended March 31, 2011, primarily due to increases of $2.2 million in salaries and employee benefits, $203,000 in professional services, $146,000 in foreclosed real estate expense and $412,000 in other general and administrative expenses, partially offset by declines of $179,000 in occupancy and equipment expenses and $194,000 in deposit insurance premiums. The increases in salaries and employee benefits and other general and administrative expenses were primarily associated with the new branches opened and costs associated with the expansion of residential and commercial lending capacity in the past year. The Company’s efficiency ratio was 81.81% for the quarter ended March 31, 2012 compared to 73.42% for the quarter ended March 31, 2011.

Mr. Gavegnano noted, “The increases in our non-interest expenses and the efficiency ratio for the first quarter of 2012 compared to the first quarter of 2011 reflect the business expansion efforts that we embarked on last year. These investments continue to increase our market share while greatly enhancing the value of our franchise.”

The Company recorded a provision for income taxes of $1.1 million for the quarter ended March 31, 2012, reflecting an effective tax rate of 32.9%, compared to $1.9 million, or 37.0%, for the quarter ended March 31, 2011. The change in the income tax provision was primarily due to the changes in pre-tax income.

Total assets increased $59.4 million, or 3.0%, to $2.034 billion at March 31, 2012 from $1.974 billion at December 31, 2011. Net loans increased $69.9 million, or 5.2%, to $1.411 billion at March 31, 2012 from $1.341 billion at December 31, 2011. Cash and cash equivalents increased $6.0 million, or 3.8%, to $162.6 million at March 31, 2012 from $156.7 million at December 31, 2011. Securities available for sale decreased $11.7 million, or 3.5%, to $323.5 million at March 31, 2012 from $335.2 million at December 31, 2011.

Total deposits increased $41.3 million, or 2.6%, to $1.646 billion at March 31, 2012 from $1.604 billion at December 31, 2011, reflecting net growth in core deposits of $65.1 million, or 6.8%, to $1.023 billion. Total borrowings increased $6.8 million, or 5.2%, to $138.2 million at March 31, 2012 from $131.5 million at December 31, 2011, reflecting a $9.8 million increase in Federal Home Loan Bank advances partially offset by a $3.0 million decrease in short-term borrowings.

Mr. Gavegnano added, “Our continuing emphasis on expanding core deposit relationships resulted in growth in such non-term balances to over $1 billion, representing 62% of total deposits, at March 31, 2012 and contributed to the declines in our cost of funds.”

Total stockholders’ equity increased $4.7 million, or 2.1%, to $224.6 million at March 31, 2012, from $219.9 million at December 31, 2011. The increase for the quarter ended March 31, 2012 was due primarily to $2.2 million in net income and a $2.2 million increase in accumulated other comprehensive income reflecting an increase in the fair value of available for sale securities, net of tax. Stockholders’ equity to assets was 11.04% at March 31, 2012, compared to 11.14% at December 31, 2011. Book value per share increased to $10.14 at March 31, 2012 from $9.93 at December 31, 2011. Tangible book value per share increased to $9.52 at March 31, 2012 from $9.31 at December 31, 2011. Market price per share increased $0.68, or 5.5%, to $13.13 at March 31, 2012 from $12.45 at December 31, 2011. At March 31, 2012, the Company and the Bank continued to exceed all regulatory capital requirements.

As of March 31, 2012, the Company had repurchased 119,389 shares of its stock at an average price of $12.57 per share, or 13.2% of the 904,224 shares authorized for repurchase under the Company’s fourth repurchase program as adopted during 2011. The Company has repurchased 1,523,317 shares at an average price of $10.31 per share since December 2008.

Mr. Gavegnano said, “We will continue to consider additional stock repurchases along with various other opportunities to enhance stockholder value.”

Meridian Interstate Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 24 full service locations in the greater Boston metropolitan area including eight full service locations in its Mt. Washington Bank Division. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Interstate Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Interstate Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(Dollars in thousands)	2012	2011
ASSETS
Cash and due from banks	$162,586	$156,622
Federal funds sold	63	63

Total cash and cash equivalents	162,649	156,685

Certificates of deposit—affiliate bank	2,500	2,500
Securities available for sale, at fair value	323,510	335,230
Federal Home Loan Bank stock, at cost	12,064	12,538
Loans held for sale	2,267	4,192

Loans	1,425,324	1,354,354
Less allowance for loan losses	(14,097)	(13,053)

Loans, net	1,411,227	1,341,301

Bank-owned life insurance	35,351	35,050
Foreclosed real estate, net	3,023	3,853
Investment in affiliate bank	12,850	12,607
Premises and equipment, net	38,638	36,991
Accrued interest receivable	6,646	7,282
Prepaid deposit insurance	855	1,257
Deferred tax asset, net	6,014	7,434
Goodwill	13,687	13,687
Other assets	2,457	3,773

Total assets	$2,033,738	$1,974,380

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Non interest-bearing	$162,780	$145,274
Interest-bearing Interest-bearing	1,482,985	1,459,214

Total deposits	1,645,765	1,604,488

Short-term borrowings—affiliate bank	3,473	6,471
Short-term borrowings—other	10,060	10,056
Long-term debt	124,714	114,923
Accrued expenses and other liabilities	25,113	18,498

Total liabilities	1,809,125	1,754,436

Stockholders' equity:
Common stock, no par value, 50,000,000 shares authorized; 23,000,000 shares issued	—	—
Additional paid-in capital	97,844	97,669
Retained earnings	136,689	134,533
Accumulated other comprehensive income	6,199	3,985
Treasury stock, at cost, 594,208 and 584,881 shares at March 31, 2012 and December 31, 2011, respectively	(7,439)	(7,317)
Unearned compensation - ESOP, 652,050 and 662,400 shares at March 31, 2012 and December 31, 2011, respectively	(6,520)	(6,624)
Unearned compensation - restricted shares, 260,450 and 265,710 at March 31, 2012 and December 31, 2011, respectively	(2,160)	(2,302)

Total stockholders' equity	224,613	219,944

Total liabilities and stockholders' equity	$2,033,738	$1,974,380

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share amounts)	2012	2011
Interest and dividend income:
Interest and fees on loans	$17,988	$16,560
Interest on debt securities	2,198	3,105
Dividends on equity securities	361	244
Interest on certificates of deposit	9	8
Interest on other interest-earning assets	66	85
Other interest and dividend income	15	9

Total interest and dividend income	20,637	20,011

Interest expense:
Interest on deposits	4,003	4,573
Interest on short-term borrowings	5	10
Interest on long-term debt	778	879

Total interest expense	4,786	5,462

Net interest income	15,851	14,549
Provision for loan losses	1,264	342

Net interest income, after provision for loan losses	14,587	14,207

Non-interest income:
Customer service fees	1,579	1,298
Loan fees	62	116
Mortgage banking gains, net	625	436
Gain on sales of securities, net	1,083	867
Income from bank-owned life insurance	301	317
Equity income on investment in affiliate bank	243	485
Other income	—	11

Total non-interest income	3,893	3,530

Non-interest expenses:
Salaries and employee benefits	9,301	7,101
Occupancy and equipment	2,037	2,216
Data processing	832	809
Marketing and advertising	559	541
Professional services	833	630
Foreclosed real estate	183	37
Deposit insurance	431	625
Other general and administrative	1,090	678

Total non-interest expenses	15,266	12,637

Income before income taxes	3,214	5,100
Provision for income taxes	1,058	1,889

Net income	$2,156	$3,211

Earnings per share:
Basic	$0.10	$0.15
Diluted	$0.10	$0.15

Weighted average shares:
Basic	21,662,471	21,982,714
Diluted	21,826,307	22,095,617

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended March 31,
	2012			2011
	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Cost (5)	Balance	Interest	Cost (5)
Assets:
Interest-earning assets:
Loans (1)	$1,389,924	$17,988	5.21%	$1,194,169	$16,560	5.62%
Securities and certificates of deposits	323,699	2,568	3.19	372,946	3,357	3.65
Other interest-earning assets (2)	148,957	81	0.22	166,842	94	0.23

Total interest-earning assets	1,862,580	20,637	4.46	1,733,957	20,011	4.68

Noninterest-earning assets	131,498			124,499

Total assets	$1,994,078			$1,858,456

Liabilities and stockholders' equity:
Interest-bearing liabilities:
NOW deposits	$141,680	163	0.46	$129,029	148	0.47
Money market deposits	460,113	960	0.84	336,768	867	1.04
Regular and other deposits	218,401	209	0.38	195,548	260	0.54
Certificates of deposit	643,500	2,671	1.67	699,128	3,298	1.91

Total interest-bearing deposits	1,463,694	4,003	1.10	1,360,473	4,573	1.36
Borrowings	134,629	783	2.34	156,151	889	2.31

Total interest-bearing liabilities	1,598,323	4,786	1.20	1,516,624	5,462	1.46

Noninterest-bearing demand deposits	153,608			113,209
Other noninterest-bearing liabilities	16,949			10,519

Total liabilities	1,768,880			1,640,352
Total stockholders’ equity	225,198			218,104

Total liabilities and stockholders' equity	$1,994,078			$1,858,456

Net interest-earning assets	$264,257			$217,333

Net interest income		$15,851			$14,549

Interest rate spread (3)			3.26%			3.22%
Net interest margin (4)			3.42%			3.40%
Average interest-earning assets to average interest-bearing liabilities		116.53%			114.33%

Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$1,617,302	$4,003	1.00%	$1,473,682	$4,573	1.26%
Total deposits and borrowings, including noninterest-bearing demand deposits	$1,751,931	$4,786	1.10%	$1,629,833	$5,462	1.36%

(1)	Loans on non-accrual status are included in average balances.
(2)	Includes Federal Home Loan Bank stock and associated dividends.
(3)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.
(5)	Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Selected Financial Highlights

(Unaudited)

	At or For the Three Months Ended
	March 31,
	2012	2011
Key Performance Ratios
Return on average assets (1)	0.43%	0.69%
Return on average equity (1)	3.83	5.89
Stockholders' equity to total assets	11.04	11.49
Interest rate spread (1) (2)	3.26	3.22
Net interest margin (1) (3)	3.42	3.40
Non-interest expense to average assets (1)	3.06	2.72
Efficiency ratio (4)	81.81	73.42

	March 31,	December 31,	March 31,
	2012	2011	2011
Asset Quality Ratios
Allowance for loan losses/total loans	0.99%	0.96%	0.87%
Allowance for loan losses/non-performing loans	29.00	24.31	20.32
Non-performing loans/total loans	3.41	3.97	4.27
Non-performing loans/total assets	2.39	2.72	2.67
Non-performing assets/total assets	2.54	2.91	2.93

Share Related
Book value per share	$10.14	$9.93	$9.72
Tangible book value per share	$9.52	$9.31	$9.11
Market value per share	$13.13	$12.45	$14.05
Shares outstanding	22,145,342	22,149,409	22,462,801

(1)	Annualized.
(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average interest-earning assets.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding gains or losses on securities.